EXHIBIT 99.1

Harsco Reports Record First Quarter Sales and EPS From Continuing Operations; Raises Guidance for 2008

 * First quarter diluted EPS from continuing operations up 24 percent to a record $0.67
 * First quarter sales up 18 percent to a record $988 million
 * Record performance led by 75 percent increase in operating income from Company's Minerals & Rail Services and Products group
 * Company raises full-year 2008 guidance for diluted EPS from $3.40 to $3.50 for continuing operations to new range of $3.45 to $3.55

HARRISBURG, Pa., April 22, 2008 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record first quarter 2008 results from continuing operations.

First quarter 2008 diluted EPS from continuing operations was a record $0.67, up 24 percent from $0.54 in the first quarter of 2007. Income from continuing operations was a record $56.9 million, compared with $45.4 million last year, an increase of 25 percent. Overall operating margins were 10.1 percent, compared with 10.3 percent in the first quarter of last year. First quarter sales totaled a record $988 million, up 18 percent from sales of $840 million in the same period last year. The weaker U.S. dollar in relation to foreign currencies added approximately $62 million to first quarter sales and approximately $6.6 million in pre-tax income, but the weakening dollar is also a key factor in the Company's increase in fuel costs. The Company was particularly impacted during the quarter in its Mill Services Segment, which incurred higher fuel costs in excess of $5 million over this time last year.

Commenting on the Company's results, Chief Executive Officer Salvatore D. Fazzolari said, "We are pleased with such a strong start to 2008. Notwithstanding the uncertainties that many companies face today, we remain confident in our positive outlook for the full year. Having created a well-balanced company serving fundamental industries on a global scale, we believe the Company's stockholders will continue to benefit throughout 2008 and beyond.

"We are particularly gratified by the operational progress shown by our Minerals & Rail Services and Products group. Led by significantly improved year-over-year results from our Harsco Track Technologies and Excell Minerals Divisions, this group is becoming an equal partner with our other two segments in providing earnings balance across all three platforms of our business.

"Our Access Services Segment turned in another solid quarter of growth. We continue to have a very positive outlook for this Segment and expect further improvements in operating performance as the year progresses.

"Our Mill Services Segment did not perform up to our expectations in the quarter. The single biggest contributing factor to the Segment's underperformance in the quarter was sharply higher fuel prices compared with last year. While many of our contracts allow us to recoup the majority of these higher prices, it takes between six and twelve months to do so. In addition, we continue to aggressively pursue a number of margin improvement initiatives, as previously discussed in prior quarters. While the fundamentals of this business remain sound and our contract backlogs continue at record levels, it will take several quarters before operating margins in our Mill Services Segment return to more historical levels.

"The overall balanced company that has been created leaves us with a high degree of confidence that we will continue to meet our growth objectives for 2008 and beyond."

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "Having essentially limited our exposure to domestic economic conditions with almost 70 percent of our revenues generated outside the U.S., we look forward to continuing our first quarter momentum throughout 2008. Our confidence is underpinned by our expected organic growth worldwide, coupled with a wide range of business optimization initiatives. As such, we are raising our full year 2008 guidance for EPS from continuing operations to a new range of $3.45 to $3.55, from the previous range of $3.40 to $3.50 per diluted share. Using the midpoint of the updated guidance, this reflects an increase of over 16 percent from 2007's diluted EPS from continuing operations of $3.01.

"For the second quarter of 2008, we are forecasting earnings from continuing operations in the range of $1.01 to $1.03, compared with $0.91 in the second quarter of 2007. Using the midpoint of the range, this reflects an increase of over 12 percent. It should be noted that within our Minerals & Rail Services and Products group, last year's second quarter included a $3.2 million pre-tax gain (approximately $0.03 per share) from the sale of property. Adjusting for this gain, our anticipated year-over-year increase in EPS in the second quarter of 2008 will approximate 16 percent."

First Quarter Business Review

Access Services

First quarter 2008 sales increased 20 percent to $379 million from $316 million last year. Organic sales growth contributed $33 million, or just over 10 percent; acquisitions contributed $1 million, or less than 1 percent; and positive foreign currency translation contributed $29 million, or approximately 9 percent. Operating income increased by 8 percent to $37.8 million in the first quarter, up from $35.0 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $3.8 million in this year's first quarter. Operating margins were 10.0 percent, compared with 11.1 percent in last year's comparable quarter. Included in last year's first quarter results was a $1.6 million pre-tax gain from a property sale. Without the gain last year, 2008 first quarter operating income would have been up over 13 percent and operating margins last year would have been 10.6 percent.

The continuing steady growth of the Segment was the result of strong-end market demand, particularly in the Middle East, Asia Pacific, North America and Eastern Europe. This quarter's results were negatively affected by several one-time events including an earlier Easter holiday this year, the timing of export sales, and weather-related delays in the delivery of new equipment for growth initiatives. These events should not occur in subsequent quarters.

The outlook remains positive for continued growth and another record year from this Segment in 2008 and beyond. The Company's expanding geographic reach, coupled with market share gains in existing markets and business optimization initiatives all support the confidence in future growth.

Mill Services

Sales in the first quarter of 2008 increased almost 16 percent to $417 million from $361 million in last year's comparable quarter. Organic sales were up $11 million, or approximately 3 percent; acquisitions contributed $14 million or 4 percent; and positive foreign currency translation contributed $31 million or 9 percent. First quarter operating income decreased by $3.1 million or some 10 percent to $29.2 million. Foreign currency translation contributed $4.8 million to operating income in the quarter. Operating margins fell to 7.0 percent in the first quarter, from last year's 9.0 percent.

The negative performance in the quarter was primarily the result of the significant escalation in fuel costs as noted above. In addition, margins continued to be adversely affected by protracted negotiations on certain identified underperforming contracts, as previously discussed. Positive for the quarter was the start-up of a number of new contracts and a record estimated future value under existing contracts.

While it will take several quarters to resolve the issues that led to this underperformance, the longer-term growth outlook for the Mill Services Segment remains positive. Many of the contracts the Company operates under allow it to recoup the majority of higher fuel costs, albeit over the next six to twelve months. In regard to underperforming contracts, negotiations continue and are expected to conclude over the next several months. The Company is also introducing a new enterprise-wide LeanSigma(r) program, which over time is expected to result in broad-scale improvement in business practices and consequently operating margin. Moreover, the overall health and outlook of the global steel industry remains strong, with industry sources recently projecting a 6.7 percent increase in global apparent steel usage in 2008, and a further 6.3 percent in 2009.

Minerals & Rail Services and Products

Sales of $192 million in the first quarter of 2008 were 18 percent higher than the $163 million in the same period last year. Organic sales growth contributed $15 million, or approximately 9 percent; acquisitions contributed $12 million, or just under 8 percent; and positive foreign currency translation contributed approximately $2 million, or 1 percent. Operating income increased by 75 percent to $33.9 million, up from $19.4 million in the first quarter of last year. Foreign currency effects decreased operating income by $0.3 million in the first quarter of 2008. Operating Margins were 17.7 percent, some 580 basis points higher than last year's first quarter margin of 11.9 percent.

The quarter's strong performance was led by significant year-over-year improvement in sales, income and margins from both the Harsco Track Technologies and Excell Minerals Divisions. While these two businesses are being scaled globally, and are considered the principal growth units within this group, each of the four other divisions herein also contributed higher income and margins in the quarter.

The 2008 and longer-term outlook for the Minerals & Rail Services and Products group remains positive. End-market demand remains strong and backlogs continue at or near record levels for each respective division. The Company continues to see strong bidding activity in its Harsco Track Technologies business, new contract opportunities for its Excell Minerals unit, and potential geographic expansion within its products businesses.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2008 was $32 million, down from $42 million for the comparable period last year. The decrease was due principally to a $20 million income tax payment primarily related to the gain on the sale in December 2007 of the discontinued Gas Technologies operation. The Company still expects to achieve its previously stated cash flow objectives for the year. Net cash used by investing activities was $107 million in the first quarter of 2008, compared with $292 million in last year's first quarter. Last year included some $210 million for the acquisition of Excell Minerals in early February 2007.

During the first quarter, the Company's total debt increased by $111 million to $1,192 million, from $1,081 million at the end of 2007. The debt-to-capital ratio increased by 90 basis points to 41.7 percent at the end of the first quarter 2008, from 40.8 percent at the end of 2007. The increase was due to the aforementioned tax payment and higher growth capital expenditures. The debt-to-capital ratio decreased by 21 percent from the first quarter of 2007 ratio of 52.6 percent. The first quarter 2007 ratio reflected the effect of the Excell Minerals acquisition. Strong cash flows and the successful divestiture of the Gas Technologies business have enabled the Company to reduce its debt-to-capital ratio substantially over the past year.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates; changes in the performance of stock and bond markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 41689692. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 41689692.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and development. These include infrastructure, non-residential construction, and industrial maintenance; metals and minerals; railways; and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                              Three Months Ended
                                                   March 31
 (In thousands, except per share amounts)     2008          2007
 ---------------------------------------------------------------------
 Revenues from continuing operations:
  Service revenues                         $ 852,628     $ 722,815
  Product revenues                           135,162       117,211
 ---------------------------------------------------------------------
   Total revenues                            987,790       840,026
 ---------------------------------------------------------------------

 Costs and expenses from continuing
  operations:
  Cost of services sold                      638,058       538,538
  Cost of products sold                       92,947        87,079
  Selling, general and administrative
   expenses                                  156,632       127,754
  Research and development expenses            1,053           993
  Other income                                  (280)         (912)
 ---------------------------------------------------------------------
   Total costs and expenses                  888,410       753,452
 ---------------------------------------------------------------------

   Operating income from continuing
    operations                                99,380        86,574

 Equity in income of unconsolidated
  entities, net                                  405           128
 Interest income                                 914         1,039
 Interest expense                            (17,120)      (18,575)
 ---------------------------------------------------------------------

   Income from continuing operations before
    income taxes and minority interest        83,579        69,166

 Income tax expense                          (24,188)      (21,602)
 ---------------------------------------------------------------------

   Income from continuing operations before
    minority interest                         59,391        47,564

 Minority interest in net income              (2,500)       (2,124)
 ---------------------------------------------------------------------

 Income from continuing operations            56,891        45,440
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 Discontinued operations:
  Income from discontinued business              255         3,121
  Income tax expense                            (107)         (908)
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 Income from discontinued operations             148         2,213
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   Net Income                              $  57,039     $  47,653
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 Average shares of common stock outstanding   84,374        84,048

 Basic earnings per common share:
  Continuing operations                    $    0.67     $    0.54
  Discontinued operations                       0.00          0.03
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 Basic earnings per common share           $    0.68(a)  $    0.57
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 Diluted average shares of common stock
  outstanding                                 84,851        84,578

 Diluted earnings per common share:
  Continuing operations                    $    0.67     $    0.54
  Discontinued operations                       0.00          0.03
 =====================================================================
 Diluted earnings per common share         $    0.67     $    0.56(a)
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 (a)Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                 March 31  December 31
 (In thousands)                                    2008        2007
 ---------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents                    $  114,902 $   121,833
  Accounts receivable, net                        902,439     824,094
  Inventories                                     362,772     310,931
  Other current assets                             88,589      88,016
  Assets held-for-sale                                475         463
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   Total current assets                         1,469,177   1,345,337
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 Property, plant and equipment, net             1,627,574   1,535,214
 Goodwill, net                                    740,709     720,069
 Intangible assets, net                           185,050     188,864
 Other assets                                     115,338     115,946
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   Total assets                                $4,137,848 $ 3,905,430
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 LIABILITIES
 Current liabilities:
  Short-term borrowings                        $  177,262 $    60,323
  Current maturities of long-term debt              7,615       8,384
  Accounts payable                                332,514     307,814
  Accrued compensation                             88,412     108,871
  Income taxes payable                             36,151      41,300
  Dividends payable                                16,395      16,444
  Insurance liabilities                            41,324      44,823
  Advances on contracts                            62,272      52,763
  Other current liabilities                       251,370     233,248
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   Total current liabilities                    1,013,315     873,970
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 Long-term debt                                 1,007,350   1,012,087
 Deferred income taxes                            168,416     174,423
 Insurance liabilities                             68,998      67,182
 Retirement plan liabilities                      115,659     120,536
 Other liabilities                                 96,144      91,113
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   Total liabilities                            2,469,882   2,339,311
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 STOCKHOLDERS' EQUITY

 Common stock                                     138,814     138,665
 Additional paid-in capital                       131,352     128,622
 Accumulated other comprehensive income (loss)     75,590      (2,501)
 Retained earnings                              1,943,694   1,904,502
 Treasury stock                                  (621,484)   (603,169)
 ---------------------------------------------------------------------
   Total stockholders' equity                   1,667,966   1,566,119
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   Total liabilities and stockholders' equity  $4,137,848 $ 3,905,430
 =====================================================================

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                                   Three Months Ended
                                                        March 31
 (In thousands)                                      2008       2007
 ---------------------------------------------------------------------
 Cash flows from operating activities:
  Net income                                     $  57,039  $  47,653
  Adjustments to reconcile net income to net
   cash provided (used) by operating activities:
   Depreciation                                     76,622     65,008
   Amortization                                      7,670      5,270
   Equity in income of unconsolidated entities,
    net                                               (405)      (128)
   Other, net                                        2,150       (760)
   Changes in assets and liabilities, net of
    acquisitions and dispositions of businesses:
    Accounts receivable                            (48,904)   (43,486)
    Inventories                                    (42,027)   (30,070)
    Accounts payable                                 7,077    (13,942)
    Accrued interest payable                         4,279      5,621
    Accrued compensation                           (24,338)   (22,848)
    Other assets and liabilities                    (7,208)    29,369
 ---------------------------------------------------------------------

   Net cash provided by operating activities        31,955     41,687
 ---------------------------------------------------------------------

 Cash flows from investing activities:
  Purchases of property, plant and equipment      (119,820)   (83,363)
  Purchase of business, net of cash acquired        (4,022)  (212,337)
  Proceeds from sale of assets                       1,967      4,513
  Other investing activities                        14,796       (392)
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   Net cash used by investing activities          (107,079)  (291,579)
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 Cash flows from financing activities:
  Short-term borrowings, net                       112,219    248,887
  Current maturities and long-term debt:
    Additions                                      139,152    294,788
    Reductions                                    (157,871)  (278,527)
  Cash dividends paid on common stock              (16,471)   (14,916)
  Common stock issued-options                        1,245        541
  Common stock acquired for treasury               (16,858)        --
  Other financing activities                           (36)    (1,550)
 ---------------------------------------------------------------------

   Net cash provided by financing activities        61,380    249,223
 ---------------------------------------------------------------------

 Effect of exchange rate changes on cash             6,813      1,440
 ---------------------------------------------------------------------

 Net increase (decrease) in cash and cash
  equivalents                                       (6,931)       771

 Cash and cash equivalents at beginning of
  period                                           121,833    101,260
 ---------------------------------------------------------------------

 Cash and cash equivalents at end of period      $ 114,902  $ 102,031
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 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                             Three Months Ended    Three Months Ended
                               March 31, 2008        March 31, 2007

                                      Operating             Operating
                                        Income                Income
                              Sales     (loss)      Sales     (loss)
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  Access Services Segment  $ 378,824  $  37,838  $ 316,209  $  35,041

  Mill Services Segment      416,716     29,207    360,771     32,308

  All Other Category
   (Minerals & Rail
   Services and Products)    192,190     33,942    163,046     19,379

  General Corporate               60     (1,607)        --       (154)
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  Consolidated Totals      $ 987,790  $  99,380  $ 840,026  $  86,574
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CONTACT:  Harsco Corporation
          Media Contact
          Kenneth Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com
          www.harsco.com